Exhibit 4.3

EXECUTION VERSION

THIS NOTE AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

WUXI PHARMATECH (BVI) INC.

CONVERTIBLE NOTE

US$[Amount]1

February [Date], 2007

WUXI PHARMATECH (BVI) INC., a company incorporated and existing under the laws of the British Virgin Islands (the “Company”), for value received hereby promises to pay to the order of [Holder], or its registered assigns (the “Holder”), the sum of [Amount] US dollars (US$[Amount]), plus all interest that has been added thereto pursuant to Section 2 of this Note (the “Principal Amount”). The Principal Amount and all accrued and unpaid interest thereon, as set forth below, shall be due and payable on the earliest to occur of (i) February [Due Date], 2012, (ii) the consummation of a Sale Transaction or (iii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below) (the earliest of the events set forth in items (i)-(iii) immediately above, the “Maturity Date”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder and the Company hereby agree:

1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1. “Arbitration Rules” shall have the meaning set forth in Section 22.1.

1.2. “Award” shall have the meaning set forth in Section 22.4.

1.3. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Shanghai, the PRC are authorized or required by law or executive order to close.

[1]	To be allocated among Note purchasers.

1.4. “Call Option” shall have the meaning set forth in Section 6.1(a).

1.5. “Capital Distribution” means (a) any distribution of assets in specie by the Company for any financial period, whenever paid or made and however described, and for these purposes a distribution of assets in specie includes without limitation an issue of securities credited as fully or partly paid-up (other than Ordinary Shares credited as fully paid-up) by way of capitalization of reserves and (b) any cash dividend or distribution of any kind by the Company for any financial period, whenever paid and however described.

1.6. “Closing Price” for the Ordinary Shares for any Trading Day shall be the average closing market price quoted by the Recognized Share Exchange for such Trading Day.

1.7. “Company” shall have the meaning set forth in the recitals hereto, and includes any corporation that shall succeed to or assume the obligations of the Company under this Note.

1.8. “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefore, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

1.9. “Conversion Note” shall have the meaning set forth in Section 3.3 hereof.

1.10. “Conversion Price” shall have the meaning set forth in Section 3.2 hereof.

1.11. “Conversion Right” shall have the meaning set forth in Section 3.1.

1.12. “Current Market Price” means, in respect of an Ordinary Share at a particular time on a particular date, the average of the Closing Prices for one Ordinary Share (being an Ordinary Share carrying full entitlement to dividend) for the 20 consecutive Trading Days ending on and including such date (if it is a Trading Day) or ending on and including the Trading Day immediately preceding such date (if it is not a Trading Day); provided that if at any time during the said 20 Trading Day period the Ordinary Shares shall have been quoted ex-dividend and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend then:

(i) if the Ordinary Shares to be issued in such circumstances do not rank for the dividend in question, the average quotations on the dates on which such Ordinary Share shall have been quoted cum-dividend shall for the purpose of this definition be deemed to be the Fair Market Value thereof reduced by an amount equal to the amount of that dividend per Ordinary Share; or

(ii) if Ordinary Shares to be issued in such circumstances rank for the dividend in question, the average quotations on the dates on which such Ordinary Share shall have been quoted ex-dividend shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount;

and provided, further, that if such Ordinary Share on each of the said 20 Trading Days has been quoted cum-dividend in respect of a dividend which has been declared or announced but the Ordinary Share does not rank for that dividend, the average quotations on each such Trading Day shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of that dividend per Ordinary Share;

and provided, further, that:

(i) if such Closing Prices are not available during any of the 20 Trading Days falling within a period of 30 consecutive Trading Days, then the arithmetic average of such Closing Prices which are available in such 20 Trading Days within a period of 30 consecutive Trading Days shall be used (subject to a minimum of two such Closing Prices); and

if only one or no such Closing Price is available in the 20 Trading Days falling within a period of 30 consecutive Trading Days, then the Current Market Price shall be determined in good faith by an independent investment bank of international repute (acting as an expert) appointed by the Company and approved in writing by the Majority Holders.

1.13. “Default Interest” shall have the meaning set forth in Section 2.2.

1.14. “Default Interest Rate” shall have the meaning set forth in Section 2.2.

1.15. “Delisting” shall have the meaning set forth in Section 5.4.

1.16. “Delisting Put Date” shall have the meaning set forth in Section 5.4.

1.17. “Delisting Put Right” shall have the meaning set forth in Section 5.4.

1.18. “Disputes” shall have the meaning set forth in Section 22.1.

1.19. “Early Redemption Amount” means the outstanding Principal Amount plus all accrued and unpaid interest thereon.

1.20. “EBITDA” means, for any period, the sum of (a) net income (or loss) of the Company and its consolidated subsidiaries for such period, plus (b) all interest expense of the Company and its consolidated subsidiaries for such period, plus (c) all charges against income of the Company and its consolidated subsidiaries for such period for all taxes, plus (d) all depreciation expense of the Company and its consolidated subsidiaries for such period, plus (e) all amortization expense of the Company and its consolidated subsidiaries for such period, each determined in accordance with US GAAP consistently applied.

1.21. “Effective Date” shall have the meaning set forth in Section 6.2.

1.22. “Event of Default” shall have the meaning set forth in Section 8 hereof.

1.23. “Excluded Securities” shall mean any Ordinary Shares issued or issuable (a) upon conversion of Preference Shares; (b) as a dividend or distribution on Preference Shares; (c) to employees, directors or consultants of the Company pursuant to any Company share option or restricted share purchase plans or agreements or arrangements, including shares repurchased by the Company and subsequently reissued; (d) in connection with a share split, share combination or similar transaction; (e) in connection with any options, warrants, notes or other rights to acquire securities of the Company outstanding on or prior to [Date] February, 20072; (f) pursuant to the acquisition of another Person by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company or its shareholders own not less than a majority of the voting power of the surviving or successor Person, provided, that such issuances are approved by the Company’s board of directors; or (g) pursuant to a resolution unanimously approved by the Company’s board of directors prior to a QIPO or a resolution approved by a majority of the Company’s board of directors after a QIPO.

1.24. “Fair Market Value” means, with respect to any shares, assets, security, option, warrants or other right on any date, the fair market value of that share, asset, security, option, warrant or other right as determined by an independent investment

[2]	To insert date of issuance of Note.

bank of international repute (acting as an expert), selected by the Company and approved in writing by the Majority Holders; provided that (i) the fair market value of a cash dividend paid or to be paid per Ordinary Share shall be the amount of such cash dividend per Ordinary Share determined as at the date of announcement of such dividend; and (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such investment bank of international repute) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five trading days on the relevant market immediately prior to the date on which the Fair Market Value is to be determined and, if no such period is available, the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded.

1.25. “Holder” shall mean the registered holder of this Note from time to time, and in the plural, shall mean all registered holders of Notes from time to time issued by the Company pursuant to the Purchase Agreement.

1.26. “Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with US GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

1.27. “Interest Rate” shall have the meaning set forth in Section 2 hereof.

1.28. “Internal Rate of Return” means, in respect of the Principal Amount, the annual rate based on a 360-day period used to discount each cash flow in respect of such Note (such cash flow to include all interest payable pursuant to Section 2 below) to the Redemption Date such that the present value of the aggregate cash flow equals zero.

1.29. “IPO” means the Company’s initial public offering of Ordinary Shares (or American Depositary Shares representing Ordinary Shares) on a Recognized Share Exchange.

1.30. “Knowledge” means the actual or constructive knowledge that would have been acquired after due inquiry of any Person, or if an entity, any employee at or above the position of Vice President or equivalent level of such entity.

1.31. “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

1.32. “M&AA” shall have the meaning set forth in Section 7(a).

1.33. “Majority Holders” means the Holders holding 50.1% or more of the aggregate principal amount of Notes outstanding.

1.34. “Maturity Date” shall have the meaning set forth in the recitals hereto.

1.35. “Maximum Conversion Price” shall have the meaning set forth in Section 3.2.

1.36. “Note” shall mean this Note, and in the plural, shall mean all Notes issued pursuant to the terms of the Purchase Agreement, including this Note, and all amendments, modifications and extensions thereto.

1.37. “Ordinary Shares” means ordinary shares, par value US$1.00 per share, of the Company.

1.38. “Person” means any individual, firm, corporation, partnership, trust, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

1.39. “Preference Shares” means, collectively, the Series A convertible preference shares, the Series B convertible preference shares and the Series C convertible preference shares, each of par value US$0.01 in the capital of the Company.

1.40. “Prepayment Amount” shall have the meaning set forth in Section 6.1(a).

1.41. “Prepayment Notice” shall have the meaning set forth in Section 6.2.

1.42. “Principal Amount” shall have the meaning set forth in the recitals hereto.

1.43. “Purchase Agreement” means the Note Purchase Agreement among the Company and the parties named therein, dated January 26, 2007.

1.44. “Purchase Notice” shall have the meaning set forth in Section 5.4(c).

1.45. “Put Option” shall have the meaning set forth in Section 5.1.

1.46. “Put Option Notice” shall have the meaning set forth in Section 5.2.

1.47. “Put Price” shall have the meaning set forth in Section 5.1.

1.48. “Qualifying IPO” shall have the meaning set forth in Section 2.1.

1.49. “Recognized Share Exchange” means NASDAQ, the New York Stock Exchange or any other internationally recognized stock exchange or other securities organization as may be agreed to by the Majority Holders.

1.50. “Redemption Date” shall have the meaning set forth in Section 5.1.

1.51. “Sale Notice” shall have the meaning set forth in Section 3.1.

1.52. “Sale Transaction” means, whether in a single transaction or a series of related transactions, (i) any merger, tender offer or other business combination in which the shareholders owning a majority of the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the surviving Person after such transaction, (ii) a voluntary sale of voting securities by the shareholders of the Company to any Person in which the shareholders of the Company do not own a majority of the voting securities of the surviving Person (including, without limiting the ultimate parent company) after such sale or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

1.53. “Trading Day” means a day when the Recognized Share Exchange is open for dealing or trading business, provided that, if no Closing Price is reported in respect of the relevant Ordinary Shares on the Recognized Share Exchange for one or more consecutive dealing or trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing or trading days.

1.54. “Trigger Date” shall have the meaning set forth in Section 6.1(a).

1.55. “Triggering Event” shall have the meaning set forth in Section 3.1.

1.56. “US GAAP” means United States generally accepted accounting principles.

1.57. “US” means the United States of America.

2. Interest.

2.1. Interest. The Holder of this Note shall be entitled to interest at the rate of 5% per annum (the “Interest Rate”) on the Principal Amount of this Note, due and payable by the Company in arrears semi-annually until the date on which this Note is repaid in full. The Company shall pay to the Holder the interest by adding and compounding such interest to the Principal Amount on June 30 and December 31 of each year. Notwithstanding the foregoing, if the Company consummates a firm commitment initial public offering of Ordinary Shares (or American Depositary Shares representing Ordinary Shares) on a Recognized Share Exchange in which the net price per share (after underwriting, discounts and commissions) issued by the Company equals at least US$54.295 (subject to anti-dilution adjustment for share splits, share dividends, bonus issues, reorganizations, recapitalizations and similar events) (the “Qualifying IPO”) prior to January 1, 2008, then upon the consummation of such Qualifying IPO, the Interest Rate shall be reduced to 0% per annum. Interest shall accrue daily and be calculated on the basis of a 360-day year for the actual number of days elapsed.

2.2. Default Interest. If the Company fails to pay any sum in respect of this Note when the same becomes due and payable under the terms and conditions of this Note, interest shall accrue on the overdue sum at the rate of five percent per annum over and above the Interest Rate (the “Default Interest Rate”) from the due date. Such interest (collectively, “Default Interest”) shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 360 days until actually paid.

2.3. Accrual of Interest. The Note, or such portion thereof that is subject to an exercise of the Holder’s right of conversion pursuant to Section 3.1 or prepayment, will cease to bear interest (i) where the Holder has exercised the Conversion Right from the corresponding conversion date, (ii) where the Note (or portion thereof) is prepaid, from the relevant prepayment date unless, upon due presentation, payment of the Principal Amount or accrued interest thereon is improperly withheld or refused, in which event the Note (or portion thereof) shall continue to bear interest at the then applicable interest rate until payment of the Principal Amount or accrued interest thereon is made in full or (iii) on the Maturity Date, to the extent that the outstanding Principal Amount of the Note, together with all accrued but unpaid interest thereon, shall have been paid in full by such date.

3. Conversion.

3.1. Optional Conversion. At any time from and after the earlier of (a) the occurrence of an IPO or (b) following delivery of the Sale Notice and prior to the consummation of a Sale Transaction (the earlier of such events, the “Triggering Event”), the Holder shall have the right, but not obligation, to convert in whole or in part (the “Conversion Right”) the then outstanding Principal Amount plus all accrued and unpaid interest thereon to the date of such conversion, into such number of fully paid and non-assessable Ordinary Shares equal to a fraction, the numerator of which is the sum of the Principal Amount to be converted plus all accrued and unpaid interest to the date of such conversion and the denominator of which is the Conversion Price (as adjusted pursuant to Section 4). No notice delivered by the Company of any proposed redemption or Sale Transaction or other event will limit in any way any Holder’s right to convert this Note. The Company shall give the Holder at least ten (10) days prior written notice of a Sale Transaction, setting out reasonable details of the terms of the proposed Sale Transaction (the “Sale Notice”). If the Holder does not convert this Note into Ordinary Shares at any time prior to the consummation of a Sale Transaction, the Principal Amount and all accrued and unpaid interest thereon shall be due and payable on the date of consummation of such Sale Transaction.

3.2. Conversion Price. The initial conversion price shall be (a) in the event that the Triggering Event is an IPO, equal to the product of 90% multiplied by, in the event of a listing in the US, the final price per share of the Ordinary Shares offered by the Company to the public in the IPO as set forth in the final prospectus or, in the event of a listing only outside the US, the final listing price per share of the Ordinary Shares on the principal securities exchange on which the Ordinary Shares are listed and (b) in the event that the Triggering Event is a Sale Transaction, equal to the product of 90% multiplied by the price per share offered for the Ordinary Shares (calculated without taking into account the conversion of this Note) based on the valuation of the Company in such Sale Transaction (subject to adjustment as provided in Sections 4.1, 4.2 and 4.3 below, the “Conversion Price”); provided, however, that notwithstanding the foregoing, if the calculation of the initial Conversion Price pursuant to the foregoing clause (a) or clause (b), as the case may be, is greater than US$86.872 (subject to adjustment for share splits, share dividends, bonus issues, reorganizations, recapitalizations or similar events) (the “Maximum Conversion Price”), then the initial Conversion Price shall equal the Maximum Conversion Price.

3.3. Conversion Procedures. The Conversion Right shall be exercised by the surrender by the Holder of this Note, accompanied by written notice to the Company at its principal corporate office (the “Conversion Notice”) specifying (a) that the Holder elects to convert this Note in whole or in part, and if in part, the Principal Amount of this Note to be converted and (b) the name or names (with address) in which a certificate or certificates for Ordinary Shares are to be issued. This Note shall be canceled upon issuance of the Ordinary Shares. As soon as practicable after the delivery of the Conversion Notice, but in no event later than five Business Days thereafter, the Company shall (i) take all actions and execute all documents necessary to effect the issuance and registration of such Ordinary Shares on the share registry of the Company (including giving all necessary instruction to the relevant share registry to effect such issuance and registration) and (ii) deliver to the Holder (x) certificate(s) representing the number of fully paid and non-assessable Ordinary Shares calculated in accordance with Section 3.2 (and to the extent that only a portion of this Note is converted, a replacement Note reflecting the remaining outstanding Principal Amount), bearing such legends as are required by applicable securities laws in the written opinion of counsel to the Company, and (y) any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts as described in Section 3.4.

3.4. Mechanics and Effect of Conversion. No fractional shares Ordinary Share shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Holder upon the conversion of this Note, the Company shall pay to Holder the amount of outstanding principal and interest that is not so converted. Upon conversion of all amounts due under this Note, the Company shall be forever released from all of its obligations and liabilities under this Note.

3.5. Availability of Shares. The Company covenants that it will at all times reserve and maintain authority to issue, solely for the purpose of issue or delivery upon any conversion herein provided, the maximum number of Ordinary Shares that may be, in the Company’s reasonable judgment, issuable upon conversion of this Note. The Company covenants that all Ordinary Shares, when issued or delivered pursuant to Section 3.3, shall be duly and validly issued and fully paid, free and clear of all Liens.

4. Anti-dilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of this Note, shall be subject to adjustment as follows:

4.1. Dividend, Subdivision, Combination, Share Split, Recapitalization or Reclassification of Ordinary Shares. In the event that the Company shall at any time or from time to time prior to the conversion or payment of this Note, effect a subdivision or combination of its outstanding Ordinary Shares or in the event of a reclassification, recapitalization, share split, share combination, bonus issue or other distribution payable in securities of the Company or any other Person, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be proportionally adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder shall be entitled to receive the number of Ordinary Shares or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Note been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 4.1 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Ordinary Shares entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination, reclassification, recapitalization or share split, to the close of business on the day upon which such corporate action becomes effective.

4.2. Issuances below Current Market Price. If and whenever the Company shall issue (other than Excluded Securities) any Ordinary Shares or if and whenever the Company shall issue or grant (other than Excluded Securities) options, warrants or other rights to subscribe or purchase shares (including securities that are convertible into Ordinary Shares), in each case, at a price per share which is less than the Current Market Price on the last Trading Day preceding the day of announcement of the terms of such issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such issue or grant by the following fraction;

A+B

   C

where:

A	shall mean the number of Ordinary Shares in issue immediately before the issue of such additional Ordinary Shares or the grant of such options, warrants or other rights to subscribe for or purchase any Ordinary Shares;

B	shall mean the number of Ordinary Shares which the aggregate consideration receivable by the Company for the issue of such additional Ordinary Shares would purchase at such Current Market Price per Ordinary Share; and

C	shall mean the number of Ordinary Shares in issue immediately after the issue of such additional Ordinary Shares.

References to additional Ordinary Shares in the above formula shall, in the case of an issue or grant by the Company of options, warrants or other rights to subscribe or purchase Ordinary Shares, mean such Ordinary Shares to be issued, or otherwise made available, assuming that such options, warrants or other rights are exercised in full at the initial exercise price (if applicable) or the date of issue or grant of such options, warrants or other rights.

Such adjustment shall become effective on the date of issue of such additional Ordinary Shares or, as the case may be, the issue or grant of such options, warrants or other rights.

4.3. Capital Distribution. If at any time from and after the occurrence of a Triggering Event, the Company shall pay or make any Capital Distribution to its shareholders, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such Capital Distribution by the following fraction:

A-B

  A

where:

A shall mean the Current Market Price of one Ordinary Share on the last business day preceding the date of the Capital Distribution is publicly announced; and

B shall mean the Fair Market Value on the date of such announcement, immediately after the Capital Distribution, of the portion of the Capital Distribution attributable to one Ordinary Share.

Such adjustment shall become effective on the date that such Capital Distribution is made.

4.4. Other Changes. If the Company at any time or from time to time, prior to the conversion of this Note, shall take any action affecting its Ordinary Shares or share capital similar to or having an effect similar to any of the actions described in Sections 4.1 or 4.2, then, and in each such case, the Conversion Price shall be adjusted in such manner as would be equitable in the circumstances.

4.5. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

4.6. No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

5. Put Option.

5.1. General. If the Company does not consummate a Qualifying IPO prior to January 1, 2008 then, from and after the earlier of (x) January 1, 2008 and (y) the date upon which an IPO that is not a Qualifying IPO is consummated, the Holder shall have the right, at its option, to require the Company to repurchase this Note (the “Put Option”) from the Holder for an aggregate purchase price in cash (the “Put Price”) equal to (i) the aggregate initial Principal Amount (excluding any interest added thereto pursuant to Section 2), plus (ii) an amount representing a 12% Internal Rate of Return (which, for the avoidance of doubt, shall be inclusive of all accrued and unpaid interest on the initial Principal Amount that has accrued in the manner set forth in Section 2) on the initial Principal Amount (excluding any interest added thereto pursuant to Section 2), calculated from the date hereof through and until the date of payment in full of the Put Price (the “Redemption Date”).

5.2. Put Option Procedures. The Holder may exercise the Put Option under Section 5.1 by delivering written notice to the Company (the “Put Option Notice”). The Company shall pay the Holder the Put Price not later than twenty (20) Business Days after delivery of such Put Option Notice by the Holder, and this Note shall be cancelled and retired. If the Put Option Notice shall have been duly given, and if on the Redemption Date the Put Price payable upon repurchase of this Note on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that this Note shall not have been surrendered by the Holder, interest with respect to this Note shall cease to accrue after the Redemption Date and all rights with respect to this Note (other than the right to receive the Put Price) shall forthwith after the Redemption Date terminate.

5.3. Failure to Pay. In the event that the Holder exercises the Put Option and the Company does not have sufficient funds to pay the Put Price in full, this Note and the then outstanding Principal Amount plus all accrued and unpaid interest thereon shall, notwithstanding the Holder’s surrender of the Note to the Company pursuant to Section 5.2, remain outstanding until the date the Holder receives the Put Price in full and the Holder shall maintain all of its rights and remedies under this Note. For the avoidance of doubt, interest on the Principal Amount shall continue to accrue to the extent provided in Section 2 until the date the Holder receives the Put Price in full.

5.4. Delisting Put Right.

(a) At any time after the IPO, if the Ordinary Shares cease to be listed or admitted to trading on any stock exchange (a “Delisting”), the Holder shall have the right (the “Delisting Put Right”), at such Holder’s option, to require the Company to redeem all (but not less than all) of this Note on the date (the “Delisting Put Date”) that is 20 Business Days after notice has been given to the Holders regarding the Delisting referred to under this Section 5.4 or, if such notice is not given, 20 Business Days after the Delisting for an aggregate purchase price in cash, equal to the Early Redemption Amount.

(b) Within five Business Days after becoming aware of a Delisting, the Company shall procure that written notice regarding the Delisting Put Right shall be given to the Holder in accordance with Section 19, specifying:

(i) the date of such Delisting and, in reasonable detail, the events causing such Delisting;

(ii) the date by which the Purchase Notice must be given;

(iii) the applicable Early Redemption Amount;

(iv) that a Purchase Notice, once validly given, may not be withdrawn;

(v) the Closing Price of the Ordinary Shares as at the latest practicable date prior to the publication of such notice regarding the Delisting Put Right; and

(vi) the aggregate principal amount of the Notes outstanding as at the latest practicable date prior to the publication of such notice regarding the Delisting Put Right.

(c) To exercise the Delisting Put Right, the Holder must deliver a written irrevocable notice of the exercise (a “Purchase Notice”) to the Company on any Business Day prior to the close of business on such day which is not less than 10 Business Days prior to the Delisting Put Date.

(d) A Purchase Notice, once delivered, shall be irrevocable and the Company shall redeem the Notes which form the subject of the Purchase Notice delivered as aforesaid on the Delisting Put Date.

6. Call Option

6.1. General.

(a) If the Company consummates an IPO that is not a Qualifying IPO, then the Company shall have the right, but not the obligation, to prepay this Note in full and not in part (the “Call Option”) for an aggregate purchase price in cash equal to the sum of the aggregate Principal Amount, plus all accrued and unpaid interest thereon (the “Prepayment Amount”), at any time after the third anniversary of such IPO (the “Trigger Date”) if the closing price per share for each of the any 15 trading days falling within a period of 30 consecutive trading days occurring after the Trigger Date, with the last day of such period occurring no more than five trading days prior to the date upon which Prepayment Notice is given, was for each such 15 trading days at least 140% of the Conversion Price then in effect.

(b) Notwithstanding the foregoing, if the Company does not consummate any IPO (including a Qualifying IPO) on or prior to the third anniversary of the date hereof, then from and after such third anniversary, the Company shall have the right to exercise the Call Option for the aggregate purchase price equal to the Prepayment Amount.

(c) Notwithstanding the foregoing, if the Holder breaches its covenant not to transfer this Note to a direct competitor and/or customer of the Company, as set forth in Section 14.2 below, the Company shall have the immediate right to exercise the Call Option for the aggregate purchase price equal to the Prepayment Amount.

(d) Except in the case of Section 6.1(c) above, notwithstanding anything to the contrary set forth in this Section 6, the Company may not exercise the Call Option unless (i) it exercises the Call Option with respect to all Notes issued under the Note Purchase Agreement and (ii) all of such Notes are simultaneously repurchased in full.

6.2. Notice. The Company may exercise the Call Option by delivering written notice to the Holder (the “Prepayment Notice”), which Notice shall not be effective until the 15th day after such Prepayment Notice is given (the “Effective Date”). On the

Effective Date, the Company shall pay the Prepayment Amount by wire transfer of immediately available funds to an account designated by the Holder in writing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Section 6, during the period after the Prepayment Notice is given, but prior to the Effective Date, the Holder shall have the right, but not the obligation, to (i) convert this Note in the manner set forth in Section 3 or (ii) exercise the Put Option, in which case the Holder shall be paid on the Effective Date the aggregate purchase price equal to the Put Price and surrender this Note to the Company for cancellation. If the Prepayment Notice shall have been duly given, and if by the Effective Date no account has been designated by a Holder for payment (as contemplated above), then notwithstanding that this Note shall not have been surrendered by the Holder, interest with respect to this Note shall cease to accrue after the Effective Date and all rights with respect to this Note (other than the right to receive the Prepayment Amount) shall forthwith after the Effective Date terminate.

7. Major Actions. For so long as at least 50% of the initial Principal Amount of all of the Notes issued pursuant to the Purchase Agreement is outstanding, the Company shall not, and the Company shall not permit any Subsidiary to, take any of the following actions without the prior written consent of the Majority Holders:

(a) at any time prior to a Qualifying IPO, (i) redeem any equity securities if the amount of such redemptions, when aggregated with all other redemptions of equity securities during the period from the date hereof to the date of such redemption, exceeds $2,500,000 (excluding any redemption by the Company of (a) the Notes, (b) any equity securities in accordance with the Joint Venture Agreement (as defined in the Purchase Agreement) or the Amended and Restated Memorandum and Articles of Association adopted by the Company and filed with the Registry of Corporate Affairs in the Territory of the British Virgin Islands on February [Date], 2007 (the “M&AA”) and (c) any transactions contemplated in the Sellers Agreement (as defined in the Subscription Agreement (as defined in the Purchase Agreement))) or (ii) pay, in whole or in part, of any Indebtedness (other than all present bank and purchase money loans, equipment financings and equipment leasings);

(b) at any time upon or after a Qualifying IPO, (i) redeem any equity securities if the amount of such redemptions, when aggregated with all other redemptions of equity securities during the period from the date hereof to the date of such redemption, exceeds $2,500,000 (excluding any redemption by the Company of (a) the Notes, (b) any equity securities in accordance with the Joint Venture Agreement (as defined in the Purchase Agreement) or the M&AA and (c) any transactions contemplated in the Sellers Agreement (as defined in the Subscription Agreement (as defined in the Purchase Agreement))) or (ii) pay, in whole or in part, of any Indebtedness for borrowed money (other than all present and future bank and purchase money loans, equipment financings and equipment leasings);

(c) declare or pay any dividends or other distributions to any equity securities (other than the declaration and payment of (i) a cash dividend in any fiscal year which, when aggregated with all other cash dividends declared during such fiscal year, does not exceed 50% of the Company’s audited consolidated net income for its most recently completed fiscal year, calculated in accordance with US GAAP or (ii) any dividend for which an adjustment is made in accordance with the terms of this Note); or

(d) at any time prior to an IPO, have outstanding, incur, assume, issue or guarantee any Indebtedness (i) prior to January 1, 2008, in excess of US$18 million in the aggregate for the Company and its Subsidiaries (excluding the $40 million of Indebtedness incurred pursuant to the Notes) and (ii) from and after January 1, 2008, if the Company’s ratio of total consolidated Indebtedness (excluding cash and cash equivalents) to EBITDA (excluding any share-based compensation expenses recognized in accordance with US GAAP) as set forth in the Company’s audited consolidated income statement (once available) for its most recently completed fiscal year would exceed 2.5:1 on a pro forma basis, each calculated in accordance with US GAAP.

8. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

8.1. Failure To Pay. (i) The failure of the Company to pay any Principal Amount due under any of the Notes when due and payable (whether by acceleration, declaration, extension or otherwise), or (ii) the failure of the Company to pay any interest or other amounts due under any of the Notes when due and payable if such failure is not cured within five (5) Business Days of Company’s receipt of notice thereof from any of the Holders.

8.2. Representations and Warranties. If any of the representations or warranties made by the Company in (a) Sections 1(c), 1(d), 2, 7 and 11(b) of Schedule 3 of the Purchase Agreement is not true and correct in all material respects, and such breach, if capable of remedy, is not cured within 15 days after written notice of such breach is given to the Company or (b) Sections 4(a), 4(b), 5(a) and 6 of Schedule 3 of the Purchase Agreement is not true and correct (without regard to any “materiality” or “material adverse effect” qualifications contained in them), and such breach in the case of this clause (b), (I) if capable of remedy, is not cured within 15 days after written notice of such breach is given to the Company and (II) does not or is not reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement); provided, however, that there shall be no Event of Default under this Section 8.2 if such written notice is delivered to the Company following the consummation of a Qualifying IPO; and provided further, that notwithstanding the foregoing, if such written notice is delivered to the Company prior to the consummation of a Qualifying IPO, then the Holder may take the actions described in Section 9 of this Note notwithstanding that the Holder takes such actions after the consummation of the Qualifying IPO. Notwithstanding the foregoing, if any Claims (as defined in the Purchase Agreement) for indemnification in respect of any Losses (as defined in the Purchase Agreement) have been made pursuant to and in the manner provided in Article VI of the Purchase Agreement with respect to any representation and warranty in the Purchase Agreement prior to the applicable expiration of any such representation and warranty, then such representation and warranty shall continue in effect until the final resolution of such Claims in accordance with the Purchase Agreement.

8.3. Covenants and Agreements. The material breach by the Company in its performance, observance or compliance with any of its covenants in this Note or Article VI of the Purchase Agreement, where such breach, if capable of remedy, is not cured within 15 days after written notice of such breach is given to the Company.

8.4. Default on Other Obligations. The occurrence of any event or condition under any other Indebtedness for borrowed money of the Company or any of its Subsidiaries with a principal amount of (i) prior to a Qualifying IPO, at least five million dollars (US$5,000,000) or (ii) after a Qualifying IPO, at least fifteen million dollars (US$15,000,000), in each case that results in the acceleration of the maturity of or default under such Indebtedness for borrowed money, where such acceleration or default, if capable of remedy, is not cured within 15 Business Days after written notice of such acceleration or default is given to the Company.

8.5. Judgments, Awards. One or more final judgments or orders for the payment of money is rendered against the Company or any of its Subsidiaries in an amount in excess of (i) prior to a Qualifying IPO, five million dollars (US$5,000,000) individually or in the aggregate and (ii) after a Qualifying IPO, fifteen million dollars (US$15,000,000) individually or in the aggregate, and in each case, the same shall remain undischarged for a period of 30 days.

8.6. Involuntary Bankruptcy. There shall be filed against the Company or any of its Subsidiaries an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any other or similar insolvency or similar laws of any jurisdiction, ordering (a) the liquidation of the Company or any of its Subsidiaries or (b) a reorganization of the Company or any of its Subsidiaries or the business and affairs of the Company or any of its Subsidiaries or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for the Company or any of its Subsidiaries of the property of the Company or any of its Subsidiaries, and such petition or other pleading shall not be dismissed or discharged within 15 Business Days of commencement.

8.7. Voluntary Bankruptcy. The Company or any of its Subsidiaries shall: (i) commence a voluntary case seeking liquidation or reorganization under the United States Bankruptcy Code or any other or similar insolvency or similar laws of any jurisdiction, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for the Company or any of its Subsidiaries of all or a substantial part of the property of the Company or any of its Subsidiaries, (iii) make a general assignment for the benefit of its creditors, or (iv) fail generally to pay its debts as the debts become due.

9. Remedies. Upon and after the occurrence of an Event of Default, so long as the Majority Holders have consented in writing, the Holder shall, by written notice to the Company, be entitled to accelerate this Note and declare the entire Principal

Amount and all accrued and unpaid interest thereon immediately due and payable and exercise all other rights and remedies available to the Holder under the Purchase Agreement and applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

10. Prepayment. Except as set out in Section 6, the Company may not prepay this Note prior to the Maturity Date without the prior written consent of the Majority Holders.

11. Seniority. The Notes shall rank pari passu with each other and senior in right of payment to all other Indebtedness for borrowed money of the Company other than all present and future bank and purchase money loans, equipment financings and equipment leasings.

12. Assignment. Subject to the restrictions on transfer described in Section 14 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not be permitted to assign this Note without the prior written consent of the Majority Holders. Notwithstanding the foregoing, in the event that the Company conducts a restructuring, capital reorganization, recapitalization or reincorporation, the Company shall procure that any entity that acquires all or substantially all of the Company’s assets or the listing entity that owns, directly or indirectly, the shares and assets of the Group, shall assume the obligations of the Company under this Note upon the consummation of the restructuring.

13. Waiver of Notice. The Company hereby waives notice, presentment, demand, protest and notice of dishonor relative to this instrument.

14. Transfer.

14.1. Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration and transfer of this Note, in which the Company shall record the name and address of the Holder and the name and address of each permitted transferee. The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.

14.2. Transfer. Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder by giving written notice to the Company prior thereto, together with a written opinion of Holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such transfer or assignment may be effected without registration or qualification under applicable US securities laws then in effect, and the Company shall assist the Holder in consummating any such transfer or assignment; provided, however, that this Note may not be transferred to any Person who, to the Knowledge of the transferring Holder, is a direct competitor and/or customer of the Company at the relevant time. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with applicable securities laws and regulations, unless in the written opinion of counsel for the Company such legend is not required in order to ensure compliance with applicable laws and regulations. the Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. A transfer of this Note may be effected only by a surrender hereof to the Company and the issuance by the Company of a new Note or Notes in replacement thereof, which shall, subject to the restrictions set forth herein, be registered by the Company in accordance with Section 14.1 hereof once an executed copy of the replacement note has been executed by the transferee. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

15. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

16. Expenses. The Company agrees to reimburse the Holder of all of its reasonable cost and expenses as incurred in connection with any enforcement of the Holder’s rights hereunder, including, without limitation, all reasonable fees and disbursements of counsel.

17. Currency. All payments by the Company hereunder shall be made in US dollars in immediately available funds.

18. Holidays. If any payment pursuant to this Note shall be due on a day that is not a Business Day, such payment shall be made without default on the next succeeding day which is a Business Day, but any interest-bearing portions of the payment shall continue to accrue interest until payment during the extension.

19. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery to the respective addresses of the parties as set forth on the signature pages hereto. All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if faxed. Any party may by notice given in accordance with this Section 19 designate another address or Person for receipt of notices hereunder.

20. No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other Person the right to vote or to consent or to receive notice as a Shareholder in respect of meetings of Shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a Shareholder of the Company.

21. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THAT BODY OF LAW RELATING TO CONFLICT OF LAWS.

22. Dispute Resolution.

22.1. Dispute Resolution. Any disputes, claims or controversies among the parties arising out of or in connection with this Agreement, whether in contract, tort, equity or otherwise and including those relating to the existence, meaning, interpretation, effect, validity, performance, termination or enforcement of this Agreement (all of which are referred to as “Disputes”) shall be referred to and finally resolved through binding and final arbitration in accordance with the Rules of the London Court of International Arbitration (the “Arbitration Rules”) in effect, at the time of commencement of the arbitration. The Arbitration Rules are hereby incorporated by reference into this clause except as modified herein. In such event, each party agrees to submit itself and its property to the jurisdiction of the arbitration tribunal convened to resolve such Dispute.

22.2. Appointment of Arbitrators. The arbitration tribunal shall consist of three arbitrators. One arbitrator shall be nominated by each of the two respective parties in the dispute and the third, who shall be the Chairman of the arbitration tribunal, shall be nominated by the two party nominated arbitrators within 14 calendar days of the last of their appointments (failing which the Chairman shall be selected by the London Court of International Arbitration). It is hereby expressly agreed that if there is more than one claimant party and/or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator.

22.3. Authority of the Arbitrators. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceedings (including, but not limited to, the parties’ reasonable legal costs and expenses) and allocate them between the parties in whatever manner or allocation the arbitrators deem appropriate.

22.4. Conduct of the Arbitration. The arbitration proceedings shall be conducted, and the award or decision (the “Award”) of the arbitrators shall be rendered, in the English language.

22.5. Place of Arbitration. The seat, or legal place, of the arbitration shall be London, England.

22.6. Joinder of Disputes. In order to facilitate the comprehensive resolution of related Disputes, all claims among the parties that arise under or in connection with this Agreement may be dealt with in a single set of arbitration proceedings. Upon the request of any party to any arbitration proceedings commenced pursuant to this Section 22, the arbitral tribunal shall consolidate those arbitration proceedings with any other proceedings involving any of the parties hereto, and relating to this Agreement, if the arbitral tribunal determines that:

(a) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and

(b) no party would be materially prejudiced as a result of such consolidation through undue delay or otherwise.

In the event of different determinations of (i) and (ii) by different arbitral tribunals constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall be determinative, and unless the parties otherwise agree, such arbitral tribunal shall serve as the arbitral tribunal for any consolidated arbitration proceedings.

22.7. Provisional Remedies. By agreeing to arbitration, the parties to this Agreement do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any Award. Without prejudice to such national court, the arbitral tribunal established under this Section 22 shall have full authority to grant provisional remedies.

22.8. Decision Final.

(a) The Award shall be final and binding upon the parties as from the date rendered. Judgment upon any Award may be entered in any court having jurisdiction thereof.

(b) The parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions relating to enforcement of this Agreement or arbitral Award and except for actions seeking interim or other provisional relief in aid of arbitration proceeding in any court of competent jurisdiction.

22.9. Payment of the Award. Any monetary award shall be made and payable in US$ free of any tax, deduction or set off. Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimant(s) or respondent(s) in accordance with the terms of this Agreement, including, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of any injunction.

22.10. Confidentiality of Arbitration. Once any Dispute has been submitted to arbitration proceedings pursuant to this Section 22, such Dispute shall be resolved in a confidential manner. Unless required by applicable law, neither party shall disclose or permit the disclosure to any person except its counsel, consultants and controlled Affiliates of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by a Governmental Authority or as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

23. Amendments and Waivers. No amendments or waivers of any provision of this Note, and no consent by the Holder to any departure by the Company, shall in any event be effective unless the same shall be in writing, and signed by the Company and the Majority Holders, and all Notes shall be similarly amended and such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

24. Severability. Any provision of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

25. WAIVER OF JURY TRIAL. THE COMPANY AND THE HOLDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE. THE COMPANY AND THE HOLDER HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

26. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COMPANY:

WUXI PHARMATECH (BVI) INC.,

By:
Name:
Title:

Name of Holder:	[Holder]

Address:	[Address]

With a copy to:

[Attorney]

Schedule Identifying Details of Omitted Documents

Holder	Amount	Date	Due Date	Address	Attorney
GAP Coinvestments CDA, L.P.	$43,750	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein Facsimile: (203) 302-3044

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064 USA

Attention: Douglas A Cifu, Esq.

Facsimile: (212) 757-3990

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attention: Jeanette K. Chan

Facsimile: (852) 2536-9622

General Atlantic Partners (Bermuda), L.P.	$22,999,655	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 USA

Holder	Amount	Date	Due Date	Address	Attorney
				Facsimile: (203) 302-3044

Attention: Douglas A Cifu, Esq.

Facsimile: (212) 757-3990

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attention: Jeanette K. Chan

Facsimile: (852) 2536-9622

GapStar, LLC	$525,000	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein Facsimile: (203) 302-3044

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064 USA

Attention: Douglas A Cifu, Esq.

Facsimile: (212) 757-3990

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attention: Jeanette K. Chan

					Facsimile: (852) 2536-9622

Holder	Amount	Date	Due Date	Address	Attorney
GAPCO GmbH & Co. KG	$96,600	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein Facsimile: (203) 302-3044

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064 USA

Attention: Douglas A Cifu, Esq.

Facsimile: (212) 757-3990

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attention: Jeanette K. Chan

Facsimile: (852) 2536-9622

GAP-W International, LLC	$8,750,000	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein Facsimile: (203) 302-3044	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 USA Attention: Douglas A Cifu, Esq. Facsimile: (212) 757-3990

Holder	Amount	Date	Due Date	Address	Attorney
					Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Attention: Jeanette K. Chan Facsimile: (852) 2536-9622

GAP Coinvestments IV, LLC	$490,315	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein Facsimile: (203) 302-3044

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, NY 10019-6064 USA

Attention: Douglas A Cifu, Esq.

Facsimile: (212) 757-3990

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attention: Jeanette K. Chan

Facsimile: (852) 2536-9622

Holder	Amount	Date	Due Date	Address	Attorney
GAP Coinvestments III, LLC	$2,094,680	February 9, 2007	February 9, 2012	c/o General Atlantic Service Company LLC 3 Pickwick Plaza Greenwich, CT 06830 USA Attention: David A. Rosenstein Facsimile: (203) 302-3044

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, NY 10019-6064 USA

Attention: Douglas A Cifu, Esq.

Facsimile: (212) 757-3990

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attention: Jeanette K. Chan

Facsimile: (852) 2536-9622

J.P. Morgan Securities Ltd.	$5,000,000	February 9, 2007	February 9, 2012	c/o JP Morgan Securities (Asia Pacific) Ltd. Chater House, 25th Floor 8 Connaught Road Central Hong Kong Attn: Convertible Bonds/Simon Ulcickas	n/a